Exhibit 10.43

Execution Version

OPTION AMENDMENT, OPTION EXERCISE AND

MEMBERSHIP INTEREST PURCHASE AGREEMENT

This Option Amendment, Option Exercise and Membership Interest Purchase Agreement (the “Agreement”) is executed as of February 9, 2011 by and between Armstrong Land Company, LLC, a Delaware limited liability company (“Armstrong”) and each of the undersigned companies set forth on the signature pages hereto (Armstrong, together with the undersigned companies herein collectively referred to as the “Armstrong Entities”), and Elk Creek, L.P., a Delaware limited partnership (“Elk Creek”). Capitalized terms used herein and not otherwise defined shall have those meanings ascribed to them in the Elk Creek Options (defined below).

RECITALS

WHEREAS, the Armstrong Entities have previously acquired coal reserves and other real property from certain affiliates and/or subsidiaries of Peabody Energy Corp. (such entities now being affiliates and/or subsidiaries of Patriot Coal Corporation as a result of its spin-off from Peabody Energy Corp.), which reserves are more particularly described on Exhibit A attached hereto (the “Subject Assets”) and, in partial payment therefor, issued notes to the sellers (the “Patriot Notes”);

WHEREAS, the Patriot Notes are secured by, inter alia, mortgages on the Subject Assets in favor of the sellers;

WHEREAS, Elk Creek has heretofore advanced an aggregate principal amount of $44,100,000 plus accrued interest, including contingent interest, to the Armstrong Entities as needed for the Armstrong Entities to service the indebtedness under the Patriot Notes pursuant to those certain Promissory Notes dated November 30, 2009, March 31, 2010, May 26, 2010 and November 9, 2010 executed by the Armstrong Entities in favor of Elk Creek (the “Elk Creek Notes”);

WHEREAS, in consideration for Elk Creek making the loans to the Armstrong Entities, the Armstrong Entities granted to Elk Creek a series of options to acquire an undivided interest in the Subject Assets equal to a fraction, the numerator of which is the aggregate principal amount of and accrued interest, including contingent interest, under the Elk Creek Notes, and the denominator of which is the aggregate amounts paid by the Armstrong Entities to repay or repurchase and retire the Patriot Notes in full (the “Option Interest”), pursuant to those certain Option Agreements dated as of November 30, 2009, March 31, 2010, May 26, 2010 and November 9, 2010 executed by the Armstrong Entities in favor of Elk Creek (the “Elk Creek Options”);

WHEREAS, the Armstrong Entities have obtained third party bank financing arranged by PNC Bank, N.A., the proceeds of which have been used to repay and retire the Patriot Notes in full (the “PNC Financing”);

WHEREAS, Elk Creek desires to exercise the Elk Creek Options (in the full amount of the Option Interest) and contemporaneously herewith has delivered to the Armstrong Entities a notice of exercise designating the date hereof as the date of exercise of the Elk Creek Options;

WHEREAS, Western Diamond LLC, a Nevada limited liability company (“Western Diamond”), and Western Land Company, LLC, a Kentucky limited liability company (“Western Land”), have formed Western Mineral Development, LLC, a Delaware limited liability company (“WMD”), and, upon the prior consent of Elk Creek as required under the terms of the Elk Creek Options, desire to provide for the joint conveyance to WMD of (i) an undivided interest in the Subject Assets equal to the amount of the Option Interest, plus (ii) an undivided interest in the Subject Assets, equal to a fraction, (A) the numerator of which is $17,000,000, and (B) the denominator of which is a dollar amount the parties agree represents the aggregate fair market value of the Subject Assets (the “Purchased Interest” and, together with the Option Interest, collectively referred to herein as the “Interest”);

WHEREAS, pursuant to that certain Coal Mining Sublease dated as of December 15, 2008 by and between Ceralvo Resources, LLC, as Lessor, and Armstrong Coal Company, Inc., $12,000,000 aggregate amount in advance royalty payments payable to Ceralvo Resources, LLC remain unpaid;

WHEREAS, in consideration for (i) the payment of the exercise price under the Elk Creek Options, plus (ii) $5,000,000 in cash, plus (iii) the offset of unpaid advance royalty payments payable by Armstrong Coal Company, Inc., Elk Creek desires to acquire 100% of the membership interests in WMD (the “Membership Interest”); and

WHEREAS, the parties desire to enter into this Agreement to provide for the exercise of the Elk Creek Options, as amended hereby, and the purchase and sale of 100% of the Membership Interest.

NOW, THEREFORE, in consideration of the premises, the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Armstrong Entities and Elk Creek agree as follows:

AGREEMENT

1. Elk Creek Options. The parties hereby agree that for purposes of determining the Purchase Price and the Subject Assets that are the subject of the Elk Creek Options, the aggregate amounts paid by the Armstrong Entities to repay and retire the Patriot Notes is $159,778,526.00 (the “Total Patriot Payoff”), and the aggregate principal amount of and accrued interest, including contingent interest, under the Elk Creek Notes, is $52,427,508. The parties hereby agree that the Elk Creek Options are hereby exercisable to indirectly acquire, through the acquisition of the Membership Interest, an undivided interest in the Subject Assets equal to the Option Interest, as further described herein. The parties hereby agree that Elk Creek shall pay the Purchase Price under the Elk Creek Options by tendering the Elk Creek Notes. The Elk Creek Options shall remain in full force and effect until the closing of the transactions contemplated hereby. In the event of any inconsistency between the terms of this Agreement and the terms of the Elk Creek Options, the terms of this Agreement shall control in all respects.

2. Purchase and Sale of Purchased Interest. Upon payment of by Elk Creek of $5,000,000 in cash, plus the offset of $12,000,000 in unpaid advance royalty payments payable by Armstrong Coal Company, Inc. to Ceralvo Resources, LLC, Western Diamond and Western Land hereby jointly agree to indirectly convey to Elk Creek, an undivided interest in the Subject Assets equal to the Purchased Interest, as further described herein. The parties hereby agree that for purposes of determining the Subject Assets that are subject of the Purchased Interest the aggregate fair market value of the Subject Assets is $255,797,388.

3. Closing of Exercise of Elk Creek Options and Purchase and Sale of Membership Interests. The consummation of the closing of the exercise of the Elk Creek Options as described in Section 1 and the purchase of the Purchased Interest as described in Section 2 shall be implemented as follows: (a) the Armstrong Entities will convey an undivided interest in the Subject Assets equal to the sum of the Option Interest and the Purchased Interest to WMD and (b) the Armstrong Entities will assign the Membership Interest directly to Elk Creek Operating LP (it being acknowledged and agreed that such direct assignment to Elk Creek Operating, LP is merely for convenience and shall be treated as (i) an assignment of the Membership Interest by the Armstrong Entities to Elk Creek, (ii) a deemed contribution of the Membership Interest by Elk Creek , 99.99% to Elk Creek Operating, LP, and 0.01% to Elk Creek Operating GP, LLC and (iii) a deemed contribution of 0.01% of the Membership Interest by Elk Creek Operating GP, LLC to Elk Creek Operating, LP). The assignment and deemed contribution described in subsection (b) above shall be deemed to occur immediately following the effectiveness of the conveyances described in subsection (a) above. The parties hereby agree that the closing of the transactions contemplated hereby (the “Closing”) shall take place on the date hereof (the “Closing Date”), at the offices of Buchanan Ingersoll & Rooney PC, One Oxford Centre, 301 Grant Street, 20th Floor, Pittsburgh, PA, or at such other date or place as the parties shall mutually agree in writing. The Closing shall not occur unless and until the representations and warranties of the parties are true and correct in all material respects as of the Closing Date. The parties acknowledge that upon the Closing WMD is a disregarded entity for federal tax purposes and that the assignment of the Membership Interest shall be treated as a conveyance of the Interest for tax purposes.

4. Closing Deliveries. At the Closing, the parties hereto shall make the following deliveries:

(a)	Elk Creek shall pay the Purchase Price under the Elk Creek Options to the Armstrong Entities by tendering the Elk Creek Notes. Elk Creek shall pay $5,000,000 in cash for the Purchased Interest by wire transfer to such account(s) as designated by the Armstrong Entities in written instructions delivered to Elk Creek at least three business days prior to the Closing.

(b)	Western Diamond and Western Land shall deliver the Membership Interest free and clear of any liens or encumbrances (other than liens securing the PNC Financing) pursuant to an assignment of membership interests in the form attached hereto as Exhibit B, and such further instruments and documents as Elk Creek shall deem reasonably necessary to effectuate the sale and transfer of the Membership Interest free and clear of liens and encumbrances (other than the liens securing the PNC Financing), including without limitation the mortgages securing the Patriot Notes. The Armstrong Entities also shall deliver to Elk Creek a certificate of non-foreign status that complies with Treasury Regulation 1.1445-2(b)(2).

(c)	The Armstrong Entities shall cause Armstrong Coal Company, Inc. to enter into new leases for each parcel of the Subject Assets, excluding the parcels described in the instruments set forth in subsections (ii) and (iii) of Exhibit A, with the post-closing joint owners of each parcel of the Subject Assets (i.e., WMD and the remaining owner, either Western Diamond or Western Land) pursuant to the terms and conditions of that certain Coal Mining Lease, substantially in the form set forth on Exhibit C attached hereto. If, at the Closing, the Armstrong Entities have in place any inter-company leases or subleases of the Subject Assets that are inconsistent in any respect with the Coal Mining Lease, the Armstrong Entities shall cause such inter-company leases or subleases to be terminated.

5. Representations of the Armstrong Entities. Each of the Armstrong Entities represents and warrants to Elk Creek as to itself, as of the date hereof and the Closing Date, as follows:

(a)	The entity is an entity duly organized or formed, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization.

(b)	The entity has all power and authority to enter into the Agreement and any ancillary documents contemplated herein, and the Agreement and the transactions contemplated herein have been approved by all requisite action by its directors, members or managers, as applicable.

(c)	The Agreement constitutes a legal, valid and binding obligation of the entity, enforceable against the entity in accordance with its terms.

(d)	Neither the execution, the delivery or performance of the Agreement conflicts with any applicable law, any organizational document, or any agreement, judgment, license, order or permit applicable to or binding upon the entity or any of its properties, except for any consents required to be obtained by the Armstrong Entities in respect of any leasehold interests in and to the Subject Assets.

(e)	No consent, approval, order, or authorization of, or declaration, filing, or registration with, any governmental entity is required to be obtained or made by the entity in connection with the execution, delivery, or performance by the entity of the Agreement and, the consummation by it of the transactions contemplated hereby.

(f)	The Subject Assets constitute all of the coal reserves and other real property that were mortgaged under the Patriot Notes.

(g)	The Membership Interest constitutes 100% of the authorized and outstanding membership interests of WMD. There are no outstanding options, warrants, rights, agreements, contracts, calls, commitments, written demands of any character or requirements of any applicable laws which might obligate WMD to issue any membership interests of WMD. There are no pre-emptive rights (statutory or otherwise) with respect to any of the outstanding membership interests of WMD. There are no contracts or agreements with respect to the voting or transfer of the Membership Interest. WMD is not obligated to redeem or otherwise acquire any of its outstanding Membership Interest. All dividends and other distributions declared prior to the date hereof with respect to the issued and outstanding membership interests of WMD have been paid or distributed.

(h)	Each of Western Diamond and Western Land has good and valid title to the Membership Interest owned by it, free and clear of all liens, claims or encumbrances. At the Closing, each of Western Diamond and Western Land will transfer to Elk Creek good and valid title to the Membership Interest free and clear of all liens, claims or encumbrances.

6. Representations of Elk Creek. Elk Creek hereby represents to the Armstrong Entities as follows:

(a)	Elk Creek is a limited partnership duly formed, validly existing and in good standing under the laws of the State of Delaware.

(b)	Elk Creek has all power and authority to enter into the Agreement and any ancillary documents contemplated herein, and the Agreement and the transactions contemplated herein have been approved by all requisite action by its general partner.

(c)	The Agreement constitutes a legal, valid and binding obligation of Elk Creek, enforceable against the entity in accordance with its terms.

(d)	Neither the execution, the delivery or performance of the Agreement conflicts with any applicable law, any organizational document, or any agreement, judgment, license, order or permit applicable to or binding upon Elk Creek or any of its properties.

(e)	No consent, approval, order, or authorization of, or declaration, filing, or registration with, any governmental entity is required to be obtained or made by Elk Creek in connection with the execution, delivery, or performance by Elk Creek of the Agreement and, the consummation by it of the transactions contemplated hereby.

7. Arbitration. Any disagreement between the Armstrong Entities and Elk Creek arising hereunder shall be submitted to binding arbitration in accordance with the rules of the American Arbitration Association then in effect. A panel of three arbitrators, knowledgeable with the coal industry in the West Kentucky area, shall be named, one to be selected by the Elk Creek, one to be selected by the Armstrong Entities, and one to be selected by the other two arbitrators. If the two arbitrators appointed by the Armstrong Entities and Elk Creek cannot agree on the selection of the third neutral arbitrator selection of such arbitrator shall be made by the American Arbitration Association. The non-prevailing party shall be responsible for the reasonable expenses, fees and costs (including, without limitation, reasonable attorney’s fees) incurred by both the Armstrong Entities and Elk Creek in such arbitration. With regard to any monetary sum or quantum measurement such as coal tonnages or reserves, the figures determined by each of the arbitrators shall be averaged and the determination which differs most from said average shall be excluded; the remaining two determinations shall then be averaged and such average shall be final and conclusive.

8. Miscellaneous.

(a)	Further Assurances. Each party to the Agreement agrees to perform such further acts and to execute and deliver such other and additional documents as may be necessary to carry out the provisions of the Agreement.

(b)	Amendment. The Agreement may not be amended in whole or in part except by the written agreement of the parties hereto.

(c)	Assignment. Except as otherwise specifically provided, the Agreement and any right hereunder, shall not be assigned by any party hereunder without the prior written consent of the other party, which shall not be unreasonably withheld; provided that Elk Creek shall be entitled to assign the Agreement to one or more of its affiliates.

(d)	Severability. If any clause or provision of the Agreement is illegal, invalid, or unenforceable under any present or future law, the remainder of the Agreement will not be affected thereby. It is the intention of the parties that if any such provision is held to be illegal, invalid or unenforceable, there will be added in lieu thereof a provision as similar in terms to such provision as is possible which is legal, valid and enforceable.

(e)	Binding Effect. The Agreement will inure to the benefit of and bind the respective heirs, legal representatives, successors and permitted assigns of the parties hereto.

(f)	Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally or by facsimile transmission or mailed (first class postage prepaid) to the parties at the following addresses or facsimile numbers:

(i)	if to the Armstrong Entities:

Armstrong Land Company, LLC

7733 Forsyth Blvd, Suite 1625

St. Louis, MO 63105

Attn: J. Hord Armstrong, III

Facsimile: (314) 721-8211

(ii)	if to Elk Creek:

Elk Creek, L.P.

c/o Yorktown Partners LLC

410 Park Avenue, 19th Floor

New York, NY 10022

Attention: Bryan H. Lawrence

Facsimile: (212) 515-2105

(g)	Governing Law; Venue. THE AGREEMENT SHALL BE GOVERNED, CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, EXCLUDING THAT BODY OF LAW PERTAINING TO CONFLICTS OF LAW.

(h)	Counterparts. The Agreement may be executed in multiple counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument. Facsimile signatures shall be effective as original signatures.

[Remainder of Page Left Intentionally Blank]

[Signature Page Follows]

IN WITNESS WHEREOF, each of the undersigned, by its duly authorized person, has executed this Agreement as of the date first above written.

ARMSTRONG ENTITIES:

ARMSTRONG LAND COMPANY, LLC

By:	/s/ Martin D. Wilson
Martin D. Wilson
President and Chief Financial Officer

ARMSTRONG RESOURCES HOLDINGS, LLC

By:	/s/ Martin D. Wilson
Martin D. Wilson
President and Chief Financial Officer

WESTERN DIAMOND LLC

By:	/s/ Martin D. Wilson
Martin D. Wilson, Manager

WESTERN LAND COMPANY, LLC

By:	/s/ Martin D. Wilson
Martin D. Wilson, Manager

WESTERN MINERAL DEVELOPMENT, LLC

By:	/s/ Martin D. Wilson
Martin D. Wilson, Manager

ELK CREEK, L.P.

By:	Elk Creek GP, LLC, its general partner

By:	/s/ Martin D. Wilson
Martin D. Wilson
President and Chief Financial Officer

Signature Page to Option Agreement, Option Exercise

and Membership Interest Purchase Agreement

EXHIBIT A

SUBJECT ASSETS

The Subject Assets shall mean all of the coal reserves and real property described in, and conveyed, demised or otherwise granted in or under the following deeds and instruments, to Western Land Company, LLC and/or Western Diamond LLC, subject to all rights-of-way, easements, leases, deed and plat restrictions, partitions, severances, encumbrances, licenses, reservations, conveyances and exceptions which are of record as of the date of the exercise of the Option by Elk Creek, and to all rights of persons in possession, and to physical conditions, encroachments and possessory rights which would be evident from an inspection of the property at such time:

(i) The Corporation Special Warranty Deed from Central States Coal Reserves of Kentucky, LLC and Beaver Dam Coal Company to Western Diamond LLC, dated September 19, 2006, of record in Deed Book 363, page 369, in the Office of the Ohio County Clerk;

(ii) The Partial Assignment of Coal Mining Lease from Central States Coal Reserves of Kentucky, LLC to Western Diamond LLC dated September 19, 2006, of record in Deed Book 363, page 428, in the Office of the Ohio County Clerk;

(iii) The Corporation Special Warranty Deed from Central States Coal Reserves of Kentucky, LLC and Beaver Dam Coal Company to Western Diamond LLC, dated September 19, 2006, of record in Deed Book 363, page 414, in the Office of the Ohio County Clerk;

(iv) The Corporation Special Warranty Deed from Beaver Dam Coal Company to Western Diamond LLC, dated September 19, 2006, of record in Deed Book 363, page 393, in the Office of the Ohio County Clerk;

(v) The Corporation Special Warranty Deed from Beaver Dam Coal Company to Western Diamond LLC, dated September 19, 2006, of record in Deed Book 363, page 403, in the Office of the Ohio County Clerk;

(vi) The Corporation Special Warranty Deed from Central States Coal Reserves of Kentucky, LLC to Western Diamond LLC, dated May 31, 2007, of record in Deed Book 528, page 284, in the Office of the Muhlenberg County Clerk, and the Deed of Confirmation between Central States Coal Reserves of Kentucky, LLC, Western Diamond LLC and Armstrong Coal Reserves, Inc., dated September 30, 2007, of record in Deed Book 531, page 205, in the Office of the Muhlenberg County Clerk;

(vii) The Corporation Special Warranty Deed from Central States Coal Reserves of Kentucky, LLC and Beaver Dam Coal Company to Western Diamond LLC, dated May 31, 2007, of record in Deed Book 368, page 17, in the Office of the Ohio County Clerk, and the Deed of Correction between Central States Coal Reserves of Kentucky, LLC, Beaver Dam Coal Company, LLC and Western Diamond LLC, of record in Deed Book 369, page 759, in the Office of the Ohio County Clerk;

A-1

(viii) The Partial Assignment and Assumption of Mineral Leasehold Estate from Central States Coal Reserves of Kentucky, LLC to Western Diamond LLC, dated May 31, 2007, of record in Deed Book 528, page 320, in the Office of the Muhlenberg County Clerk;

(ix) The Partial Assignment and Assumption of Mineral Leasehold Estate from Central States Coal Reserves of Kentucky, LLC to Western Diamond LLC, dated May 31, 2007, of record in Deed Book 528, page 330, in the Office of the Muhlenberg County Clerk.

(x) The Corporation Special Warranty Deed from Central States Coal Reserves of Kentucky, LLC to Western Land Company, LLC, dated December 12, 2006, of record in Deed Book 524, page 505, in the Office of the Muhlenberg County Clerk;

(xi) The Corporation Special Warranty Deed from Central States Coal Reserves of Kentucky, LLC and Beaver Dam Coal Company to Western Land Company, LLC, dated December 12, 2006, of record in Deed Book 365, page 36, in the Office of the Ohio County Clerk;

(xii) The Partial Assignment and Assumption of Mineral Leasehold Estate from Central States Coal Reserves of Kentucky, LLC to Western Land Company, LLC, dated November 20, 2006, of record in Deed Book 524, page 523, in the Office of the Muhlenberg County Clerk, as amended and restated in Deed Book 527, page 186, in the Office of the Muhlenberg County Clerk;

(xiii) The Partial Assignment and Assumption of Surface and Mineral Leasehold Estate from Central States Coal Reserves of Kentucky, LLC to Western Land Company, LLC, dated November 20, 2006, of record in Deed Book 365, page 57, in the Office of the Muhlenberg County Clerk;

(xiv) The Corporation Special Warranty Deed from Central States Coal Reserves of Kentucky, LLC, Beaver Dam Coal Company, Ohio County Coal Company, LLC and Grand Eagle Mining, Inc. to Western Land Company, LLC, dated March 30, 2007, of record in Deed Book 367, page 1, in the Office of the Ohio County Clerk;

(xv) The Corporation Special Warranty Deed from Central States Coal Reserves of Kentucky, LLC to Western Land Company, LLC, dated March 30, 2007, of record in Deed Book 527, page 118, in the Office of the Muhlenberg County Clerk, as corrected by Deed of Correction dated September 30, 2007, of record in Deed Book 531, page 213, in the Office of the Muhlenberg County Clerk; and

(xvi) The Partial Assignment and Assumption of Surface and Mineral Leasehold Estate from Central States Coal Reserves of Kentucky, LLC to Western Land Company, LLC, dated March 30, 2007, of record in Deed Book 527, page 161, in the Office of the Muhlenberg County Clerk.

A-2

EXHIBIT B

Form of Assignment of Membership Interest

ASSIGNMENT OF MEMBERSHIP INTERESTS

THIS ASSIGNMENT OF MEMBERSHIP INTERESTS (this “Assignment”) is executed as of February 9, 2011, by and between (i) Western Diamond LLC, a Nevada limited liability company and Western Land Company, LLC, a Kentucky limited liability company (collectively, “Assignors”), and (ii) Elk Creek Operating, L.P. a Delaware limited partnership (“Assignee”).

RECITALS:

1. Assignors collectively own a 100% membership interest (the “Interest”) in Western Mineral Development, LLC, a Delaware limited liability company (the “Company”).

2. Assignee desires to acquire from Assignors, and Assignors desire to assign to Assignee, the Interest.

ASSIGNMENT:

NOW, THEREFORE, in consideration of the premises, warranties and mutual covenants set forth herein, the parties hereto agree as follows:

1. Assignment. Assignors hereby assign to Assignee, and Assignee hereby acquires from Assignors, all of Assignors’ right, title and interest in and to the Interest and all of Assignors’ duties, liabilities and obligations under, or arising in connection with, the Interest. From and after the date hereof, Assignors shall have no right, title or interest in the Company and Assignee shall be bound by the respective governing documents of the Company, and, if required, Assignee hereby agrees that it will execute a counterpart signature page to the Limited Liability Company Agreement of the Company to evidence its consent to be bound by such agreement.

2. Effective Date. This Assignment is effective for all purposes as of the date hereof, and from and after that date the net profits or net losses of the Company shall be credited to Assignee and Assignors shall have no interests therein or claims thereto.

3. Future Cooperation on Subsequent Documents. Assignors and Assignee mutually agree to cooperate at all times from and after the date hereof with respect to the supplying of any information requested by the other regarding any of the matters described in this Assignment, and each agrees to execute such further deeds, bills of sale and assignments as may be reasonably requested for the purpose of giving effect to, evidencing or giving notice of the transactions described herein.

4. Successors and Assigns. This Assignment shall be binding upon, and shall inure to the benefit of, the parties hereto and their successors and assigns.

5. Modification and Waiver. No supplement, modification, waiver or termination of this Assignment or any provision hereof shall be binding unless executed in writing by the parties to be bound thereby. No waiver of any provision of this Assignment shall constitute a waiver of any other provision (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

6. Governing Law. This Assignment shall be governed by, and construed in accordance with, the laws of the State of New York (without regard to principles of conflict of laws).

7. Counterparts. This Assignment may be executed in any number of counterparts, each of which shall be an original and all of which shall together constitute one and the same Assignment.

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IN WITNESS WHEREOF, each of the undersigned, by its duly authorized person, has executed this Agreement as of the date first above written.

WESTERN DIAMOND LLC

By:
Martin D. Wilson, Manager

WESTERN LAND COMPANY, LLC

By:
Martin D. Wilson, Manager

ELK CREEK OPERATING, L.P.

By:	Elk Creek Operating GP, LLC, its general partner

By:
Martin D. Wilson
President and Chief Financial Officer

EXHIBIT C

FORM OF COAL MINING LEASE/SUBLEASE/LEASE AND SUBLEASE

This COAL MINING LEASE/SUBLEASE/LEASE AND SUBLEASE (the “Lease”) is made and entered into as of February 9, 2011 (the “Effective Date”), by and among: (i) WESTERN DIAMOND LLC, a Nevada limited liability company/WESTERN LAND COMPANY, LLC, a Kentucky limited liability company, and WESTERN MINERAL DEVELOPMENT, LLC, a Delaware limited liability company, as tenants in common (collectively, the “Lessor”), and (ii) ARMSTRONG COAL COMPANY, INC., a Delaware corporation (the “Lessee”).

WITNESSETH:

WHEREAS, Lessor owns the fee interests as indicated on Schedule A, attached hereto, in the real property indicated on Schedule A (the “Owned Property”) and/or the leasehold interests as indicated on Schedule B, attached hereto, in the real property indicated on Schedule B (the “Leased Property”), demised pursuant to the agreements identified in Schedule B (as such agreements may be supplemented, amended, restated, replaced, or modified from time to time, each such agreement an “Underlying Lease”), together with any greater estate therein as may now exist or hereafter may be acquired by Lessor (the Owned Property and the Leased Property are, collectively, the “Premises”); and

WHEREAS, Lessor, desires to lease the Premises to Lessee, and Lessee desires to lease the same from Lessor, upon such terms and conditions as are set forth herein;

NOW THEREFORE, in consideration of One Dollar and the mutual covenants hereinafter contained, the parties hereto agree as follows:

Subject to the terms hereof, Lessor does hereby lease unto Lessee the Premises and grant unto Lessee an exclusive license to enter upon the Surface Lands (as hereafter defined) for the purpose of mining all veins of coal on the Premises. It is agreed that Lessor hereby grants to Lessee, with respect to the Premises, to the extent the Lessor has the right to do so, all mining rights, privileges and immunities, of every nature and kind (including deep mining, strip mining, highwall mining and auger mining rights) coal-bed methane rights and the rights to extract all other minerals not covered by pre-existing rights currently held by Lessor or third parties, which are necessary, convenient or customary in connection with or in relation to the conduct of mining operations or the development, equipment or improvement of mines, or for the mining, extraction, removal or recovery of coal, including the right to disturb, cast, and pile all strata without regard to mineral content and for preparing and marketing coal; such rights, including, without limitation, to the extent permitted by applicable statutes and regulations and to the extent the Lessor has the right to grant the same, the right to install and maintain railroad, truck and river dock loading facilities, storage areas, railroad tracks and switches, pumping stations, pole lines and wires; to create gob piles (provided gob piles are maintained, stabilized, and removed or covered as governed by all existing and future laws); to dig ditches for the drainage of water; to lay pipe lines; to erect towers; to provide for the storage of materials and supplies; to construct and use roadways; to erect and use buildings, plants and structures of every kind; and, in general, and without limitation, to do any and all things incident to Lessee’s mining, processing, and marketing of coal produced from the Premises; and Lessee is empowered and authorized to exercise all of the aforesaid rights, privileges and immunities.

Subject, however, to the following rights existing as of the Effective Date: oil and gas lease rights, public roads, public drainage ditches, easements for power lines, pipelines, railroads and rights-of-way, telephone lines, buried cables and all other easements and reservations.

TO HAVE AND TO HOLD the same unto the Lessee, its successors and assigns, for and during the term herein set forth and upon the following terms and conditions:

ARTICLE 1

TERM OF LEASE

Section 1.1-Term. The term of this Lease (“Term”) shall commence on the Effective Date, and terminate on the tenth (10th) anniversary of the Effective Date; provided, that the Term shall automatically be extended for ten (10) one-year extension periods, and thereafter until such time as all of the minable and merchantable coal has been mined, unless Lessee delivers notice of non-renewal to Lessor prior to the end of the then-existing Term. Lessee shall be entitled to terminate this Lease upon ninety (90) days’ written notice to Lessor, in which case Lessee’s obligations, including any royalty payments, shall be limited to those incurred as of the date of such termination.

ARTICLE 2

MINING OPERATIONS AND SURFACE LANDS

Section 2.1-Mining Operations. Lessee will conduct mining operations on the Premises and the Surface Lands in a reasonable and professional manner in accordance with standard practices employed in western Kentucky coalfields. Lessee shall conduct its mining operations in accordance with, and shall comply with, all state and local laws and the lawful rules, regulations and orders of any governmental authority in respect of such mining operations. Lessor grants to Lessee the right, at the cost and expense of Lessee, to do and perform, with respect to the Premises, whatever may be required to be performed by Lessee, or may be deemed by Lessee to be required or to be advisable, in order to comply with federal, state or local law or the lawful rules, regulations or orders or any governmental authority. Lessor further agrees to execute and deliver upon the request of Lessee any additional forms or documentation required by any governmental agency or bureau with regard to the prosecution of the mining operation.

Section 2.2-Use of Surface Lands. Lessor shall retain in its possession the instruments of every nature and kind evidencing Lessor’s interest in and to the Premises and the Surface Lands and every part thereof; provided, however, that upon request by Lessee, Lessor shall make such records available to Lessee for use thereof by Lessee. Except as otherwise provided herein, Lessor shall retain possession of the surface rights related to the Premises (the “Surface Lands”), until the same shall be required by Lessee in connection with its mining operations hereunder, it being recognized by Lessee that the Surface Lands are now or may hereafter be used by Lessor for farming or other purposes. When and as often as Lessee shall first require any of the Surface Lands in connection with its mining operation, Lessee shall, not more than one hundred twenty (120) or less than ninety (90) days prior to January 1 of the year when such Surface Lands will be required by Lessee, give written notice to Lessor specifying such lands. At such time within said year as shall be mutually determined, but not before the expiration of one hundred twenty (120) days after the receipt by Lessor of such notice, Lessor shall deliver exclusive possession of said Surface Lands to Lessee. Notwithstanding the above, if circumstances warrant, Lessee shall have the right, upon giving Lessor forty (40) days’ written notice, to take possession of such Surface Lands in connection with its mining operations by paying Lessor or crop tenant for crop damage or soil preparation costs, as the case may be. Lessee may, upon taking possession thereof, remove and disturb such Surface Lands or any part thereof, except that Lessee shall, in its operations, prevent and avoid damage to existing oil wells and/or pipelines. Forthwith upon termination of the need by Lessee for any particular part of the said Surface Lands in connection with its mining operations hereunder, as determined by Lessee’s mining plans, Lessee shall surrender possession thereof to Lessor, subject to the provisions of Article 8, Lessee shall, prior to such surrender of possession, comply with all applicable statutes and regulations then in effect with respect to restoration of such Surface Lands. At Lessor’s request, and upon Lessee’s consent, such consent not to be unreasonably withheld, Lessee may surrender additional Surface Lands to Lessor that are not in Lessee’s mining plan or have been reclaimed by Lessee and reclamation bonds released. Thereafter, Lessee shall have no further obligations or rights with respect to such lands surrendered and the same shall be deemed to be no longer a part of the Surface Lands; provided, however, that nothing contained in this sentence shall derogate from or be construed to deny to Lessee, with respect to lands so surrendered, the rights granted herein. Lessor shall have the right to convey title to any part of lands so surrendered, subject, however, to the consent of Lessee, such consent not to be unreasonably withheld, in which case Lessee shall have no further rights to such lands and such lands shall no longer be part of this Lease. It is understood that Lessor shall make no use of any lands so surrendered which may adversely affect Lessee’s and/or any assignees’ or sublessees’ rights hereunder in meeting their obligations with regard to reclamation of such lands under applicable law.

Section 2.3-Underlying Leases. Lessee hereby agrees to comply with the applicable terms and conditions of any Underlying Lease, which terms are hereby incorporated herein by reference.

ARTICLE 3

ROYALTIES

Section 3.1-Production Royalty Payments.

(a) Payment for Coal Mined. For all coal mined and sold by Lessee from the Premises, Lessee shall pay to Lessor a Production Royalty Payment in an amount equal to seven percent (7%) of the Sales Price (as hereinafter defined) received by Lessee. In addition to the foregoing, Lessee shall pay any royalties due for coal leased (not owned in fee) by Lessor. The aforementioned payments shall be defined herein as the “Production Royalty Payments” for all purposes of this Lease.

(b) Definition of Sales Price. The term Sales Price as used herein shall mean the per ton consideration actually charged Lessee for each 2,000 pounds of coal sold F.O.B. the mine after final preparation and loading without any deduction of preparation and loading costs, transportation costs, sales commissions or selling expenses, discounts, rebates, preparation charges or any other costs or charges whatsoever. In the case of any coal not sold at arm’s length, sold to an affiliate of Lessee, consumed by Lessee or sold for a consideration other than money, the per ton consideration for computing the Sales Price shall be the average sale price for coal of comparable quality under similar contracts, F.O.B. the mine at the time of shipment or consumption without any deduction of preparation and loading costs, transportation costs, sales commissions or selling expenses, discounts, rebates, preparation charges or any other costs or charges whatsoever.

(c) Lessee to Keep Records. Lessee shall keep records of truck scale weights, or river barge dead weight surveys, or railroad car weights, whichever is applicable, together with accurate surveys and progress maps used in conjunction with accepted and recognized engineering methods which shall be taken as the basis for payment of Production Royalty Payments. Lessee shall keep a true and correct record of all coal mined, removed and sold from the Premises and shall permit Lessor or its agents, at all reasonable times, to inspect the records, and perform other practical and reasonable investigations to check the accuracy of the records of Lessee. Lessor, through its agents, may enter upon the Premises at any time for the purpose of verifying the quantity of coal removed therefrom.

(d) Time, Place and Allocation of Payment of Production Royalty Payments. All Production Royalty Payments shall be paid by Lessee to Lessor on or before the 25th day of each calendar month on all coal mined and produced by Lessee from the Premises which was sold during the preceding calendar month and for which Lessee has received payment. All Production Royalty Payments shall be paid by check or by wire transfer if Lessor so instructs and payable to each of the entities constituting the “Lessor” in accordance with their respective undivided interest in the Premises. Each payment of Production Royalty Payments hereunder shall be accompanied by a statement from Lessee showing the number of tons of coal mined and sold during the preceding calendar month (showing separately coal produced by the strip, surface, auger or open-pit method of mining and coal produced by any other method of mining), the weighted average of the Sales Price and the computation of royalties payable on such coal so mined and sold during such calendar month. All payments due hereunder shall be mailed to Lessor at the address listed in this Lease, or as otherwise directed by Lessor.

ARTICLE 4

DEFAULT

Section 4.1-Events of Default.

(a) Defaults Under this Lease. Should Lessee fail to pay any installment of any royalty payment herein provided for when due, or should Lessee fail to observe or perform any other covenant on its part to be observed or performed under the terms of this Lease, Lessor shall have the right to give Lessee written notice specifying the particular default or defaults of which complaint is made and of its intention to declare a forfeiture of this Lease by reason of such default or defaults unless the same are rectified. If the default is the failure to pay to Lessor an installment of a royalty payment at the time provided for herein, Lessee shall have five (5) days from the date of receipt of such notice to correct such default. If the default is the failure of Lessee to observe or perform some other covenant of this Lease other than to pay royalty payments to Lessor, Lessee shall have thirty (30) days (if such default cannot be cured within thirty (30) days, Lessee shall have such additional reasonable time to cure such default, provided Lessee diligently takes action to cure such default within such thirty (30) day period) from the date of receipt of such notice to cure such default. In case of a dispute as to whether or not any such default exists, the time Lessee may cure such default, as aforesaid, shall not commence to run until after the dispute is resolved by arbitration.

(b) Remedies Upon Default. If Lessee fails to remedy any such default or defaults within the time or times herein specified, then at the option of Lessor, all of Lessee’s rights under this Lease shall terminate, except as otherwise provided in Section 4.1(e), and Lessor shall have the right to re-enter and take possession of the Premises and the Surface Lands without obligation to assume any debt of Lessee; provided, however, that the termination of this Lease in any manner or for any cause whatever shall not relieve Lessee of its obligation for any royalty payment which may have accrued hereunder at the date of such termination; provided, further, that the remedy of termination in the event of default by Lessee as above authorized shall not be deemed or interpreted as the exclusive remedy available to Lessor, and Lessor may require and enforce performance by Lessee of each and every term and provision of this Lease incumbent upon the Lessee to be kept and performed, utilizing any available remedy therefor.

(c) Arbitration. Any disagreement between Lessor and Lessee arising hereunder shall be submitted to binding arbitration in accordance with the rules of the American Arbitration Association then in effect. A panel of three arbitrators, knowledgeable with the coal industry in the western Kentucky area, shall be named, one to be selected by Lessee, one to be selected by Lessor, and one to be selected by the other two arbitrators. If the two arbitrators appointed by Lessor and Lessee cannot agree on the selection of the third neutral arbitrator selection of such arbitrator shall be made by the American Arbitration Association. The non-prevailing party shall be responsible for the reasonable expenses, fees and costs (including, without limitation, reasonable attorney’s fees) incurred by both Lessor and Lessee in such arbitration. If royalty payments are disputed, then those payments shall be placed by Lessee in an interest-bearing escrow account to be distributed in accordance with the decision of the arbitrators. With regard to any monetary sum or quantum measurement such as coal tonnages or reserves, the figures determined by each of the arbitrators shall be averaged and the determination which differs most from said average shall be excluded; the remaining two determinations shall then be averaged and such average shall be final and conclusive.

(d) Rights of Lessee Upon Termination of Lease. Upon the termination of this Lease for any cause or in any manner, and upon completion of all reclamation as required by governing authorities and upon payment by Lessee to Lessor of all royalties due hereunder, Lessee shall have the right and obligation within a period of twelve (12) months from the date of such termination to remove all buildings, structures, machinery, equipment, tools, tracks, power lines and other property owned by Lessee from any portion of the Surface Lands then owned by Lessor; provided, however, that if the propriety of such termination shall be a matter of disagreement or dispute between Lessor and Lessee, then such twelve (12) months’ period shall not commence to run until, after the dispute is resolved. Provided, further, that if Lessee, notwithstanding the exercise of reasonable diligence, is prevented by causes beyond the control, and without the fault or negligence, of Lessee from removing said property of Lessee within such twelve (12) months’ period, Lessee shall have, in addition to said twelve (12) months, a period of time equal to the period of time during which Lessee was so prevented from removing such property.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES

Section 5.1-Due Authority of Lessor and Quiet Enjoyment. Lessor covenants and warrants that it has full power and authority to grant, lease, and let the Premises and the license to the Surface Lands as hereinabove and hereinafter set forth. Lessor, for itself and its successors and assigns, covenants that Lessee shall, against all and every person or persons lawfully claiming the whole or any part of the Premises or the Surface Lands by, through, or under Lessor, have and quietly possess and enjoy the Premises and the Surface Lands throughout the term of this Lease, so long as Lessee shall not be in default in the performance of any covenant of this Lease incumbent upon it to be kept and performed. In the event of any such asserted claim which may affect or impair the quiet possession of any part of the Premises or the Surface Lands by Lessee, notice in writing thereof shall be promptly delivered to Lessor, and Lessor shall be privileged to contest any such claim at its expense; and in such event Lessee shall cooperate with Lessor to remedy the situation, with respect to the part of the Premises or the Surface Lands as to which such claim has been asserted until such claim is settled, which Lessor agrees shall be done promptly if same can be done on a reasonable basis. Lessor shall not enter into any agreement(s) with third parties that may interfere with the mining operation or create any obligation or responsibility on Lessee’s part unless agreed to in writing by Lessee.

Section 5.2-Eminent Domain or Condemnation Proceedings. Lessor covenants that there are no eminent domain, zoning or condemnation proceedings pending or threatened against or related to the Surface Lands or any portion thereof.

Section 5.3-Litigation. Lessor represents and warrants that there is no claim, legal action, suit, proceeding, arbitration, dispute, governmental investigation or administrative proceeding, nor any order, decree, or judgment, pending or in effect, or, to Lessor’s knowledge, threatened, against or affecting (i) the Premises and/or the Surface Lands, (ii) the ability of Lessor to execute this Lease, or (iii) the accuracy and completeness of any representation and warranty of Lessor made herein.

Section 5.4-Third Party Claims. Lessor represents and warrants that neither Lessor nor the Premises and/or the Surface Lands are bound by any contract, agreement, lease, license or subject to any encumbrance of any kind or nature, to which Lessor or its predecessors were a party thereto, and that would in any manner restrict, limit or affect Lessee’s ability to mine and operate the Premises and/or the Surface Lands as Lessee would choose, free of any obligation to or claim of any person or organization associated with, arising out of or in connection with any such contract, agreement, lease, license or encumbrance of Lessor or of any affiliate thereof, or of any predecessor in title in interest to the Premises and/or the Surface Lands, including any agreement applicable to any of its employees.

ARTICLE 6

INDEMNIFICATION

Section 6.1-Indemnification of Lessor. Lessee shall, at its own cost and expense, pay all wages, workmen’s compensation claims, claims for material, equipment and supplies contracted for by the Lessee in connection with the conduct of its operations hereunder, and shall indemnify and hold, Lessor and its assigns harmless of, from and against, any and all claims damages, demands, expenses, fines, liabilities and taxes (of any character or nature whatsoever, regardless of by whom imposed), and losses of every conceivable kind, character and nature whatsoever (including, but not limited to, claims for losses or damages to any property or injury to or death of any person) asserted by or on behalf of any person arising out of, resulting from or in any way connected with Lessee’s presence on or mining of the coal on the Premises or the Surface Lands. Lessee also covenants and agrees, at its expense, to pay, and to indemnify and save Lessor and its assigns harmless of, from and against, all costs, reasonable attorneys’ fees, expenses and liabilities incurred in any action or proceeding brought by reason of any such claim or demand.

ARTICLE 7

TAXES

Section 7.1-Payment of Taxes. Lessee shall pay or cause to be paid the real estate taxes levied on the Premises and the Surface Lands and shall pay all severance taxes or other taxes based upon production of coal mined from the Premises.

ARTICLE 8

RECLAMATION OF SURFACE LANDS

Section 8.1-Reclamation of Surface Lands by Lessee. Once mining commences on the Surface Lands, Lessee will reclaim the Surface Lands in accordance with all existing applicable federal, state and local laws. In this connection, it will, among other things, fill in or cover all cuts, pits and adits or establish water impoundments, restore the mined out areas to an acceptable contour, replant such areas and dispose of all toxic and acid-bearing substances in accordance with all applicable laws and regulations in order to ensure that the Surface Lands will not constitute an unreasonable hazard. Lessor shall have the right, but not the obligation, to inspect all land restoration and revegitation of the Surface Lands and the disposal of toxic substances on the Surface Lands to see that Lessee has complied with all existing applicable federal, state and local laws before Lessee requests releases from any federal, state or county bonding requirements in connection with the above. Lessee shall have no obligation to dispose of foreign or toxic substances of Lessor or others without the written agreement of Lessee. Lessee shall have the right to make re-entry onto the Surface Lands with machinery and equipment from time to time after the formal termination of the term hereof for the purpose of compliance with any federal, state or local government requirements.

ARTICLE 9

GENERAL

Section 9.1-Remedies, Etc., Cumulative. Each right, power and remedy of Lessor or Lessee provided for in this Lease shall be cumulative and concurrent and shall be in addition to every other right, power or remedy provided for in this Lease or now or hereafter existing at law or in equity or by statute or otherwise, and the exercise or beginning of the exercise or the failure to exercise by Lessor or Lessee of any one or more of the rights, powers or remedies provided for in this Lease or now or hereafter existing at law or in equity or by statute or otherwise shall not preclude the simultaneous or later exercise by Lessor or Lessee of any or all rights, powers or remedies.

Section 9.2-Notices. All notices and other communications with respect to this Lease shall be in writing and shall be deemed effectively given when delivered personally or seventy-two (72) hours after mailing by certified mail, postage prepaid, to the following addresses of the parties:

If to Lessor:

Western Diamond LLC/Western Land Company, LLC

Western Mineral Development, LLC

7733 Forsyth Blvd., Suite 1625

St. Louis, MO 63105

Attn: J. Hord Armstrong, III

Facsimile: (314) 721-8211

If to Lessee:

Armstrong Coal Company, Inc.

7733 Forsyth Blvd., Suite 1625

St. Louis, MO 63105

Attn: J. Hord Armstrong, III

Facsimile: (314) 721-8211

Each party may change its address by giving written notice of such change to the other party.

Section 9.3-Binding Effect of Lease, Subleasing. This Lease shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that no assignment of this Lease or sublease of the Premises may be made by Lessee other than to an affiliate of Lessee, without the prior written consent of Lessor, which consent shall not be unreasonably withheld, delayed or conditioned.

Section 9.4-Entire Agreement. This Lease constitutes the entire agreement between the parties hereto with respect to the subject matter hereof, and no alteration, modification or interpretation hereof shall be binding upon the parties hereto unless in writing and signed by Lessor and Lessee.

Section 9.5-Governing Law and Section Headings. This Lease shall be interpreted and construed in accordance with the laws of the Commonwealth of Kentucky. The titles of the Articles and Sections in this Lease have been inserted as a matter of convenience of reference only and shall not control or affect the meaning or construction of any of the terms and provisions hereof.

Section 9.6-Force Majeure. If because of Force Majeure either party hereto is unable to carry out any of its obligations under this Lease (other than obligations of either party to pay money due), and if such party promptly gives to the other party hereto written notice of such Force Majeure, then the obligations of the party giving such notice shall be suspended to the extent made necessary by such Force Majeure and during its continuance, provided the effect of such Force Majeure is eliminated in so far as possible with all reasonable dispatch. The term “Force Majeure” as used herein shall mean any unforeseeable causes beyond the control and without fault or negligence of the party affected thereby, such as acts of God, acts of the public enemy, insurrections, riots, labor disputes, labor or material shortages, fires, explosions, floods, breakdowns of or damage to plants, equipment or facilities, interruptions to transportation, river freeze-ups, embargoes, legislation causing loss of markets, orders or acts of civil or military authority, or other like or unlike causes which wholly or partly prevent the mining, loading or delivering of the coal by Lessee.

Section 9.7-Recording of Short Form. Lessor and Lessee agree to record a short form of this Lease in the Office of the County Clerk.

Section 9.8-Oil and Gas. In connection with the mining of any coal on properties where Lessor owns the coal rights and on which there exist any abandoned and/or active oil and gas wells, if Lessor and Lessee mutually agree that it is economically beneficial to mine through any such wells, then Lessor and Lessee agree that each will pay (i) one half of the costs of plugging any abandoned oil or gas wells, and (ii) one half of the costs of plugging, re-drilling and restoring production (including piping relocation) in the case of any active oil and gas wells.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have each caused this Lease to be executed by one of its duly authorized officers as of the date first above written.

WESTERN MINERAL DEVELOPMENT, LLC

By:
Martin D. Wilson, Manager

WESTERN DIAMOND LLC /WESTERN LAND COMPANY, LLC

By:
Martin D. Wilson, Manager

ARMSTRONG COAL COMPANY, INC.

By:
Martin D. Wilson, President

SCHEDULE A

TO COAL MINING LEASE

[Description of Owned Property]

SCHEDULE B

TO COAL MINING LEASE

[Description of Leased Premises]